DIREXION FUNDS
AMENDED AND RESTATED
OPERATING EXPENSE LIMITATION AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of January 1, 2009 by and between DIREXION FUNDS, a Massachusetts business trust (the “Trust”), on behalf of each of the funds listed on Appendix A (the “Funds”), each a series of the Trust, and the adviser of the Funds, Rafferty Asset Management, LLC, a New York limited liability corporation (the “Adviser”).

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between theTrust and the Adviser (the “Investment Advisory Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Funds’ Total Annual Fund Operating Expenses (as that term is defined below in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.
Limit On Total Annual Fund Operating Expenses.  The Adviser hereby agrees to limit each Fund’s current Total Annual Fund Operating Expenses to an annual rate, expressed as a percentage of each Fund’s respective average daily net assets to the amounts listed in Appendix A (the “Annual Limits”).  In the event that the current Total Annual Fund Operating Expenses of each Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to that Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2.
Definition.  For purposes of this Agreement, the term “Total Annual Fund Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser’s advisory fee and other expenses described in the Investment Advisory Agreement and any Rule 12b-1 fees, but does not include, as applicable, among other expenses, any front-end or contingent deferred sales loads, taxes, leverage interest, dividends or interest on short positions, other interest expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization, Acquired Fund Fees and Expenses, and extraordinary expenses such as litigation.  For purposes of this paragraph 2, “Acquired Fund Fees and Expenses” means the indirect fees and expenses that a Fund incurs from investing in the shares of other registered or unregistered investment companies.

3.
Reimbursement of Fees and Expenses.  The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in the three previous years if the recovery does not cause a Fund to exceed any expense limitations contractually imposed by the Adviser.

4.	Term. This Agreement shall be in effect for each Fund until the termination date indicated on Appendix A, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.
Termination.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of one or more Funds, upon notice to the Adviser.  This Agreement may not be terminated by the Adviser, on behalf of one or more Funds, without the consent of the Board of Trustees of the Trust.  This Agreement automatically will terminate with respect to a Fund if the Investment Advisory Agreement is terminated with respect to such Fund, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.  No shareholder approval is required to terminate or amend this Agreement.

6.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.
Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles hereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any applicable federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules an regulations promulgated thereunder.

9.	Other Agreements. This Agreement supersedes any prior Operating Expense Limitation Agreement between the parties relating to the fiscal periods covered by this Agreement.

10.
Amendments.  The parties may amend Appendix A to this Agreement to add or delete Funds and update the termination date of this Agreement with respect to a Fund by including such changes in an updated version Appendix A.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

DIREXION FUNDS	RAFFERTY ASSET MANAGEMENT, LLC
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

APPENDIX A

	FUND	Investor Class	TERMINATION DATE	FUND STATUS
1.	S&P 500® Bull 2.5X Fund	1.95%	31-Dec-09	Open
2.	S&P 500® Bear 2.5X Fund	1.95%	31-Dec-09	Open
3.	NASDAQ-100® Bull 2.5X Fund	1.95%	31-Dec-09	Open
4.	NASDAQ-100® Bear 2.5X Fund	1.95%	31-Dec-09	Open
5.	Dollar Bull 2.5X Fund	1.95%	31-Dec-09	Open
6.	Dollar Bear 2.5X Fund	1.95%	31-Dec-09	Open
7.	Latin America Bull 2X Fund	1.95%	31-Dec-09	Open
8.	U.S. Government Money Market Fund	1.25%	31-Dec-09	Open
9.	Small Cap Bull 2.5X Fund	1.95%	31-Dec-09	Open
10.	Small Cap Bear 2.5X Fund	1.95%	31-Dec-09	Open
11.	Emerging Markets Bull 2X Fund	1.95%	31-Dec-09	Open
12.	Emerging Markets Bear 2X Fund	1.95%	31-Dec-09	Open
13.	Developed Markets Bull 2X Fund	1.95%	31-Dec-09	Open
14.	Developed Markets Bear 2X Fund	1.95%	31-Dec-09	Open
15.	Commodity Bull 2X Fund	1.95%	31-Dec-09	Open
16.	10 Year Note Bull 2.5X Fund	1.95%	31-Dec-09	Open
17.	10 Year Note Bear 2.5X Fund	1.95%	31-Dec-09	Open
18.	Dynamic HY Bond Fund	1.95%	31-Dec-09	Open
19.	HY Bear Fund	1.95%	31-Dec-09	Open
20.	China Bull 2X Fund	1.95%	31-Dec-09	Open
21.	Commodity Trends Strategy Fund	2.00%	31-Dec-09	Open

Dated:                      November 6, 2008